EXHIBIT 10.37

                                              PAGES WHERE CONFIDENTIAL TREATMENT
                                                  HAS BEEN REQUESTED ARE STAMPED
                                              "CONFIDENTIAL TREATMENT REQUESTED.
                                                  THE REDACTED MATERIAL HAS BEEN
                                          SEPARATELY FILED WITH THE COMMISSION."
                                         THE APPROPRIATE SECTION HAS BEEN MARKED
                                             AT THE APPROPRIATE PLACE AND IN THE
                                                        MARGIN WITH A STAR (*)."

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                            ASSET PURCHASE AGREEMENT

                           Dated as of August 9, 1996

                                  By and Among

                          Castle Dental Centers, Inc.,

                      Castle Dental Centers of Texas, Inc.,

                                  as Purchaser,

                         Consolidated Industries, Inc.,
                           S.A. Dental Services, P.C.,
                           C.A. Dental Services, P.C.,
                        S.C.A. Dental Services, P.C., and
                      Austin Periodontist Associates, Inc.,

                                   as Sellers,

                                       and

                          Joseph A. Bonola, D.D.S. and
                                 Kristen Bonola,

                                 as Shareholders

================================================================================

                                TABLE OF CONTENTS


ARTICLE I.

        DEFINITIONS............................................................1
        1.1    Definitions.....................................................1

ARTICLE II.

        THE TRANSACTION........................................................5
        2.1    Purchase and Sale of Assets.....................................5
        2.2    Excluded Assets.................................................6
        2.3    Assumption of Obligations.......................................6
        2.4    Nonassignable Contracts and Leases..............................6
        2.5    Closing.........................................................7

ARTICLE III.

        PAYMENT OF PURCHASE PRICE..............................................7
        3.1    Amount; Allocation; Delivery....................................7
        3.2    Purchase Price Adjustment.......................................8
        3.3    Agency Relationship.............................................8

ARTICLE IV.

        REPRESENTATIONS AND WARRANTIES OF SELLERS
        AND THE SHAREHOLDERS...................................................9
        4.1    Representations and Warranties of Sellers and
               the Shareholders................................................9
        4.2    Existence and Good Standing.....................................9
        4.3    Authorization and Validity of Agreement.........................9
        4.4    Capital Stock...................................................9
        4.5    Consents and Approvals; No Violations..........................10
        4.6    Subsidiaries and Affiliates....................................10
        4.7    Financial Statements; No Material Adverse Change...............10
        4.8    Books and Records..............................................11
        4.9    Title to Properties; Encumbrances; Condition...................11
        4.10   Real Property..................................................11
        4.11   Leases.........................................................11
        4.12   Material Contracts.............................................11
        4.13   Permits........................................................12
        4.14   Litigation.....................................................12

        4.15   Taxes..........................................................12
        4.16   Insurance......................................................13
        4.17   Intellectual Properties........................................13
        4.18   Compliance with Laws...........................................14
        4.19   Employment Relations...........................................14
        4.20   Employee Benefit Plans.........................................14
        4.21   Environmental Laws and Regulations.............................14
        4.22   Interests in Customers, Suppliers, Etc.........................15
        4.23   Compensation of Employees......................................15
        4.24   Payors.........................................................15
        4.25   Accounts Receivable; Accounts Payable..........................15
        4.26   Solvency.......................................................15
        4.27   Disclosure.....................................................16
        4.28   Investments....................................................16
        4.29   Broker's or Finder's Fees......................................16
        4.30   Copies of Documents............................................16

ARTICLE V.

        REPRESENTATIONS AND WARRANTIES
        OF PURCHASER AND CASTLE DENTAL........................................16
        5.1    Existence and Good Standing of Purchaser;
               Power and Authority............................................16
        5.2    No Violations..................................................16
        5.3    Litigation.....................................................17
        5.4    Compliance with Laws...........................................17
        5.5    Broker's or Finder's Fees......................................17
        5.6    Existence and Good Standing of Castle Dental;
               Power and Authority............................................17
        5.7    Financial Statements...........................................18
        5.8    Litigation.....................................................18

ARTICLE VI.

        CONDITIONS TO SELLERS' AND THE SHAREHOLDERS' OBLIGATIONS..............18
        6.1    Truth of Representations and Warranties........................18
        6.2    Performance of Agreements......................................19
        6.3    No Litigation Threatened.......................................19
        6.4    Consideration..................................................19
        6.5    Governmental Approvals.........................................19
        6.6    Proceedings....................................................19
        6.7    Good Standing Certificates.....................................19
        6.8    Due Diligence..................................................19

ARTICLE VII.

        CONDITIONS TO PURCHASER'S OBLIGATIONS.................................19
        7.1    Truth of Representations and Warranties........................20
        7.2    Performance of Agreements......................................20
        7.3    Documents of Conveyance........................................20
        7.4    No Litigation Threatened.......................................20
        7.5    Governmental Approvals.........................................20
        7.6    Consents.......................................................20
        7.7    Legal Opinion..................................................20
        7.8    Proceedings....................................................20
        7.9    JHC............................................................20
        7.10   Subordination Agreements.......................................21
        7.11   Due Diligence..................................................21
        7.12   Sellers Name Change............................................21
        7.13   Termination of Agreements......................................21
        7.14   Good Standing Certificates.....................................21
        7.15   Releases of Liens..............................................21
        7.16   Noncompetition Agreement.......................................21
        7.17   License Agreement..............................................21

ARTICLE VIII.

        COVENANTS OF SELLERS AND THE SHAREHOLDERS.............................22
        8.1    Cooperation by Sellers.........................................22
        8.2    Conduct of Business............................................22
        8.3    Exclusive Dealing..............................................22
        8.4    Review of the Assets...........................................22
        8.5    Further Assurances.............................................23
        8.6    Accounts Payable; Accounts Receivable; Management..............23

ARTICLE IX.

        COVENANTS OF PURCHASER................................................23
        9.1    Cooperation by Purchaser.......................................23
        9.2    Books and Records; Personnel...................................23
        9.3    Further Assurances.............................................24
        9.4    Due Diligence Investigation....................................24

ARTICLE X.

        TERMINATION...........................................................24

        10.1   Termination....................................................24
        10.2   Effect on Obligations..........................................25

ARTICLE XI.

        SURVIVAL AND INDEMNIFICATION..........................................25
        11.1   Indemnification of Sellers.....................................25
        11.2   Indemnification of the Purchaser...............................26
        11.3   Demands........................................................26
        11.4   Right to Contest and Defend....................................26
        11.5   Cooperation....................................................27
        11.6   Right to Participate...........................................27
        11.7   Payment of Damages.............................................27

ARTICLE XII.

        MISCELLANEOUS.........................................................27
        12.1   Entire Agreement...............................................27
        12.2   Successors and Assigns.........................................28
        12.3   Counterparts...................................................28
        12.4   Headings.......................................................28
        12.5   Modification and Waiver........................................28
        12.6   No Third-Party Beneficiary Rights..............................28
        12.7   Sales and Transfer Taxes.......................................28
        12.8   Expenses.......................................................28
        12.9   Notice.........................................................28
        12.10  Governing Law..................................................29
        12.11  Confidentiality; Publicity.....................................29
        12.12  Consent to Jurisdiction........................................30
        12.13  Severability...................................................30
        12.14  Enforcement....................................................30


SCHEDULES

       Schedule 2.2(b)      Excluded Contracts
       Schedule 2.2(e)      Excluded Assets
       Schedule 2.3         Assumed Obligations
       Schedule 3.1         Allocation of Purchase Price
       Schedule 4.5         Consents
       Schedule 4.6 Asset Owned by Third Parties which are Used in the Business
       Schedule 4.7         Material Adverse Change

       Schedule 4.9         Encumbrances
       Schedule 4.10        Real Property
       Schedule 4.11        Leased Personal Property
       Schedule 4.12        Material Contracts and Proposals
       Schedule 4.13        Permits
       Schedule 4.14        Litigation
       Schedule 4.15        Taxes
       Schedule 4.16        Insurance Policies
       Schedule 4.17        Intellectual Property
       Schedule 4.21        Environmental Matters
       Schedule 4.23        Employee Compensation
       Schedule 4.25        Accounts Receivable
       Schedule 5.7         Castle Dental Financial Statements
       Schedule 7.13        Agreements to be Terminated


EXHIBITS

       Exhibit A            Form of Promissory Note
       Exhibit B            Legal Opinion
       Exhibit C-1          Subordination Agreement - NationsBank of Texas, N.A.
       Exhibit C-2          Subordination Agreement - Senior Subordinated Notes
       Exhibit D            Noncompetition Agreement
       Exhibit E            License Agreement

                            ASSET PURCHASE AGREEMENT

        ASSET PURCHASE AGREEMENT dated as of August 9, 1996, by and among Castle Dental Centers of Texas, Inc., a Texas corporation ("Purchaser"), Consolidated Industries, Inc., a Texas corporation ("Consolidated"), S. A. Dental Services, P.C., a Texas professional corporation, C.A. Dental Services, P.C., a Texas professional corporation, S.C.A. Dental Services, P.C., a Texas professional corporation, and Austin Periodontist Associates, Inc., a Texas professional corporation (collectively, the "Dental Centers"), and Joseph A. Bonola, D.D.S., the sole shareholder of each of the Dental Centers and a shareholder of Consolidated, and Kristen Bonola, a shareholder of Consolidated. Joseph A. Bonola and Kristen Bonola are referred to herein collectively as the "Shareholders," and Consolidated and the Dental Centers are referred to herein collectively as the "Sellers."

                                   WITNESSETH:

        WHEREAS, Sellers wish to sell, and Purchaser wishes to purchase, substantially all of the property, assets and business of the Dental Centers and certain assets of Consolidated, all upon the terms and subject to the conditions set forth below;

        NOW THEREFORE, for the mutual covenants and other consideration described herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

                                          ARTICLE I.

                                          DEFINITIONS

        1.1 DEFINITIONS. As used herein, the following terms have the meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        "ACCOUNTS RECEIVABLE": all notes and accounts receivable of the Dental Centers.

        "ACCOUNTS PAYABLE": the current payables of the Dental Centers to trade account and other creditors that are not more than thirty (30) days old as of August 1, 1996.

        "AFFILIATE": with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. For purposes of Section 11.1 of this Agreement, the term "Affiliates" shall include the individuals who have signed lease agreements as tenant or guarantor on behalf of the Dental Centers, which are being assumed by Purchaser hereunder.

        "AGREEMENT": this Asset Purchase Agreement, as amended from time to time as provided herein.

        "ASSETS":  as defined in Section 2.1 hereof.

        "ASSIGNED CONTRACTS":  as defined in Section 2.3 hereof.

        "ASSUMED OBLIGATIONS":  as defined in Section 2.3 hereof.

        "BALANCE SHEET DATE":  as defined in Section 3.2 hereof.

        "BASE DATE NET ASSET VALUE":  as defined in Section 3.2 hereof

        "BOOKS AND RECORDS": all books, records, books of account, files and data (including customer and supplier lists), certificates and other documents related to the conduct of the Business or the ownership of the Assets, including personnel records and files, except that the Books and Records shall not include any books, records, files and other data of Sellers which relate exclusively to organizational and corporate governance proceedings of Sellers.

        "BUSINESS": the practice management of dentistry, including orthodontics and periodontics and all other management and related activities currently conducted by Sellers related to the Business.

        "CLOSING":  as defined in Section 2.5 hereof.

        "CLOSING DATE":  as defined in Section 2.5 hereof.

        "CLOSING DATE BALANCE SHEET":  as defined in Section 3.2 hereof.

        "CLOSING DATE NET ASSET VALUE":  as defined in Section 3.2 hereof.

        "CODE": the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

        "CONSOLIDATED":  as defined in the preamble of this Agreement.

        "DENTAL CENTERS":  as defined in the preamble of this Agreement.

        "ENCUMBRANCES": liens, security interests, options, rights of first refusal, easements, mortgages, charges, debentures, indentures, deeds of trust, rights-of-way, restrictions, agreements, encroachments, licenses, leases, permits, security agreements, or any other encumbrances and other restrictions or limitations on use of real or personal property or irregularities in title thereto that would have a Material Adverse Effect.

        "ENVIRONMENTAL CLAIM": any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violations, investigations or proceedings relating in any way to any Environmental Law (for purposes of this definition, "Claims") or any permit issued under any such Environmental Law, including without limitation (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, remedial or other actions of damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

        "ENVIRONMENTAL LAW": any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now in effect and in each case as amended and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to Hazardous Materials, the environment or health relating to or arising from environmental conditions, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended 42 U.S.C. ss. 9601 ET SEQ.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. ss. 1801 ET SEQ.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss. 6901 ET SEQ.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss. 1251 ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. ss. 2601 ET SEQ.; the Clean Air Act, 42 U.S.C. ss. 7401 ET SEQ.; the Safe Drinking Water Act, 42 U.S.C. ss. 3808 ET SEQ.; the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701 ET SEQ.; and relevant state and local laws.

        "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

        "EXCLUDED CONTRACTS": as defined in Section 2.2(b) hereof.

        "FINANCIAL STATEMENTS": as defined in Section 4.7 hereof.

        "GAAP": generally accepted accounting principles consistently applied.

        "HAZARDOUS MATERIALS": (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas;
(ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar import under any applicable Environmental Law; and (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by an governmental authority.

        "INTELLECTUAL PROPERTY": domestic and foreign patents, patent applications, registered and unregistered trademarks, service marks, trade names and logos, registered and unregistered copyrights, computer programs, data bases, trade secrets and proprietary information relating to the conduct of the Business.

        "JHC": Jack H. Castle, D.D.S., P.C., a Texas professional corporation.

        "MATERIAL ADVERSE EFFECT": material adverse effect on the assets, liabilities, Business, condition (financial or otherwise), results or operations or prospects of Sellers, or its Affiliates.

        "PERMITS":  as defined in Section 4.13 hereof.

        "PERMITTED ENCUMBRANCES":  as defined in Section 4.9 hereof.

        "PERSON": any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or other department or agency thereof or other entity.

        "PLANS":  as defined in Section 4.20 hereof.

        "PRE-CLOSING PERIODS":  as defined in Section 4.15(a) hereof.

        "PRICE ALLOCATION":  as defined in Section 3.1 hereof.

        "PURCHASE PRICE":  as defined in Section 3.1 hereof.

        "PURCHASER":  as defined in the preamble of this Agreement.

        "RETURNS":  as defined in Section 4.15(a) hereof.

        "RELEASE": disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like, into or upon any land or water or air, or otherwise entering into the environment.

        "SELLERS":  as defined in the preamble of this Agreement.

        "SELLERS' PROPERTY": any real property and improvements thereon presently owned, leased, operated or occupied by Sellers.

        "TAX": any net income, alternative or add-on minimum tax, advance, corporation, gross income, gross receipts, sales, use, AD VALOREM, franchise, profits, license, value added, withholding, payroll, employment, excise, stamp or occupation tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty imposed by any governmental authority with respect thereto, and any liability for such amounts as a result either of being a member of an affiliated group or of a contractual obligation to indemnify any other entity.

        "TRANSFER DATE":  August 1, 1996.

                                   ARTICLE II.

                                 THE TRANSACTION

        2.1 PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from Sellers and the Shareholders, and Sellers and the Shareholders agree to sell, convey, transfer, assign and deliver, and cause to be sold, conveyed, transferred, assigned and delivered, to Purchaser, on the Closing Date, against the receipt by Sellers and the Shareholders of the consideration specified in Section 3.1 hereof, the Assets, free and clear of any Encumbrances except Permitted Encumbrances. The term "Assets" shall mean all of the rights, title and interests of Sellers and the Shareholders in and to the assets used in or relating to the conduct of the Business on the Closing Date, tangible and intangible, real, personal and mixed, wheresoever situated and whether or not specifically referred to herein or in any instrument of conveyance delivered pursuant hereto. The Assets shall include but are not limited to the following categories of assets:

               (a) all title to, interest in or rights with respect to real property, including leasehold interests, described in Schedule 4.10 attached hereto together with all buildings, facilities, fixtures and other leasehold improvements thereon and all easements, rights-of-way, transferable licenses and permits and other appurtenances thereof;

               (b) plant, machinery, equipment, operating equipment, tools, supplies, inventories, furniture, fixtures, furnishings, vehicles and other fixed assets owned or leased and used or held for use in the conduct of the Business;

               (c) contracts, documents, instruments, insurance and indemnity policies and general intangibles of Sellers, other than the Excluded Contracts;

               (d) Accounts Receivable as of August 1, 1996;

               (e) all licenses, permits, registrations and authorizations, proprietary information, methods, know-how, designs, processes, procedures, goodwill and all rights to other Intellectual Property used in the Business;

               (f) Books and Records;

               (g) any rights pertaining to any counterclaims, set-offs or defenses it may have with respect to any Assumed Obligations;

               (h) all deposits, advance payments, prepaid claims, prepaid taxes, prepaid insurance premiums and other prepaid expense items; and

               (i) third-party indemnities, policies of insurance identified by Purchaser, fidelity, surety or similar bonds and the coverages afforded thereby relating to the Assets.

        2.2 EXCLUDED ASSETS. The Assets shall not include any of the following (the "Excluded Assets"):

               (a) cash, cash equivalents, securities, letters of credit naming Sellers as account party, certificates of deposit, notes, drafts, checks and similar instruments;

               (b) each dentist employment contract, managed care contract, insurance or third party reimbursement agreement or other contract set forth on
Schedule 2.2(b) (the "Excluded Contracts");

               (c) tax refunds related to the Business or the Assets received or receivable by Sellers or the Shareholders relating to taxes paid by Sellers or the Shareholders for all periods prior to the Closing Date;

               (d) minute books and governance documents of Sellers; and

               (e) any Asset listed on Schedule 2.2(e).

        2.3 ASSUMPTION OF OBLIGATIONS. Upon the sale of the Assets by Sellers, Purchaser shall assume and agree to pay, perform and discharge, in a timely manner and in accordance with the terms thereof, only such of the obligations of Sellers in respect of (a) the licenses, leases, permits, contracts, notes and other debts set forth in Schedule 2.3 (the "Assigned Contracts") which are being assigned to Purchaser hereunder, and (b) the Accounts Payable (collectively, "Assumed Obligations"). Notwithstanding anything contained herein to the contrary, Purchaser does not assume, and hereby expressly disclaims responsibility for, any obligation or liability of Sellers or the Shareholders not described on Schedule 2.3.

        2.4 NONASSIGNABLE CONTRACTS AND LEASES. In the case of any Assigned Contracts which are not by their terms assignable or with respect to which a consent to assignment is not obtained by the Closing Date, Sellers and the Shareholders agree to use their best efforts to obtain, or cause to be obtained, prior to the Closing Date, any written consents necessary to convey to Purchaser the

                                               CONFIDENTIAL TREATMENT REQUESTED.
                                                  THE REDACTED MATERIAL HAS BEEN
                                           SEPARATELY FILED WITH THE COMMISSION.

benefit thereof. Purchaser shall cooperate with Sellers and the Shareholders, in such manner as may be reasonably requested, in connection therewith, including without limitation, active participation in visits to and meetings, discussions and negotiations with all Persons with the authority to grant or withhold consent. If Sellers and the Shareholders are unable to obtain such necessary written consents for the remaining term of such Assigned Contract, Purchaser shall act as such Sellers' and the Shareholders' agent in the performance of all obligations and liabilities under such Assigned Contract and such Sellers and the Shareholders shall act as Purchaser's agents in the receipt of any benefits, rights or interests which inure to such Sellers or the Shareholders under such Assigned Contract.

        2.5 CLOSING. Subject to the satisfaction of the conditions to closing set forth herein, the closing (the "Closing") of the transactions contemplated hereby shall be held at the offices of Bracewell & Patterson, L.L.P., 711 Louisiana, Suite 2900, Houston, Texas 77002, on or before July ___, 1996, or such other place, date and time as may be mutually agreed upon by the parties. Such time and date are referred to herein as the "Closing Date."

                                  ARTICLE III.

                            PAYMENT OF PURCHASE PRICE

        3.1 AMOUNT; ALLOCATION; DELIVERY. Sellers and the Shareholders agree and direct Purchaser to pay the Purchase Price (as defined below) to Joseph A. Bonola. At the Closing, Purchaser shall pay to Joseph A. Bonola the following (the "Purchase Price"):

* (a) $[REDACTED] in cash on the Closing Date, which shall be paid by wire transfer of immediately available funds to an account or accounts of Sellers identified by Sellers; and

* (b) a five-year subordinated promissory note of Castle Dental payable to Joseph A. Bonola in the original principal amount of $[REDACTED] payable in equal quarterly installments of principal and interest at the rate of 10% per annum substantially in the form of Exhibit A attached hereto.

        Purchaser and Sellers hereby agree to allocate the Purchase Price in accordance with Section 1060 of the Code among the Assets in accordance with
Schedule 3.1 attached hereto (the "Price Allocation"). The parties hereby undertake and agree to file timely any information that may be required to be filed pursuant to regulations promulgated under Section 1060(b) of the Code. The parties further agree that they will report the federal, state, municipal, foreign and local and other tax consequences of the purchase and sale hereunder in a manner consistent with the Price Allocation, as so adjusted, and that they will not take any position inconsistent therewith.

        3.2    PURCHASE PRICE ADJUSTMENT.

               (a) Each of the Sellers previously has delivered to Purchaser an unaudited balance sheet (the "Base Date Balance Sheet") as of March 31, 1996 (the "Balance Sheet Date"), (the book value of the Assets included in such balance sheet less the book value of the Assumed Obligations included in such balance sheet is hereinafter referred to as the "Base Date Net Asset Value").

               (b) Within 45 days following the Transfer Date, each of the Sellers shall prepare and deliver to Purchaser a balance sheet as of the Transfer Date (the "Closing Date Balance Sheet"), together with a calculation of the book value of the Assets and Assumed Obligations determined on the same basis as the March 31, 1996, balance sheet (such book value of such Assets less such book value of such Assumed Obligations is hereinafter referred to as the "Closing Date Net Asset Value"). Purchaser and its representatives shall have the right to review all work papers and procedures used to prepare the Base Date Balance Sheet and the Closing Date Balance Sheet and the calculation of the Base Date Net Asset Value and the Closing Date Net Asset Value, and shall have the right to perform any other reasonable procedures necessary to verify the accuracy thereof. Unless Purchaser, within 20 days after delivery to Purchaser of the Closing Date Balance Sheet, notifies Sellers in writing that it objects to the Base Date Balance Sheet or the Closing Date Balance Sheet or the calculation of the Base Date Net Asset Value or the Closing Date Net Asset Value, and specifies the basis for such objection, the Base Date Balance Sheet and the Closing Date Balance Sheet and the calculation of the Base Date Net Asset Value and the Closing Date Net Asset Value shall become final and binding upon the parties for purposes of this Agreement. If Purchaser and Sellers are unable to resolve any objections within 10 days after any such notification has been given, the dispute shall be submitted to Coopers & Lybrand, L.L.P. (or another nationally recognized public accounting firm mutually agreed upon by Purchaser and Sellers). Such accounting firm shall make a final and binding determination as to the matter or matters in dispute. Purchaser and Sellers agree to cooperate with each other and with each other's authorized representatives in order to resolve any and all matters in dispute as soon as practicable.

               (c) Within 10 days after the Closing Date Net Asset Value has been finally determined, the difference, if any, between the Base Date Net Asset Value and the Closing Date Net Asset Value shall be added to the principal amount of the promissory note described in Section 3.1(b) (if the Closing Date Net Asset Value exceeds the Base Date Net Asset Value) or deducted from the principal amount of the promissory note described in Section 3.1(b) (if the Base Date Net Asset Value exceeds the Closing Date Net Asset Value).

               (d) Purchaser and Sellers, in the aggregate, each shall bear one-half of the fees, costs and expenses of the accounting firm retained under subsection (c) to resolve any dispute.

        3.3 AGENCY RELATIONSHIP. In the event that, following the Closing Date, Sellers or the Shareholders receive any funds, documents or instruments which constitute or are delivered in respect of Assets transferred to Purchaser pursuant to this Agreement, Sellers and the Shareholders agree to hold such funds, documents or instruments in trust for Purchaser and as Purchaser's agent therefor.

                                   ARTICLE IV.

                    REPRESENTATIONS AND WARRANTIES OF SELLERS
                              AND THE SHAREHOLDERS

        4.1 REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE SHAREHOLDERS. As an inducement to the Purchaser to enter into and perform this Agreement, Sellers and the Shareholders, jointly and severally, hereby represent and warrant to Purchaser as follows:

        4.2 EXISTENCE AND GOOD STANDING. Each of the Sellers are a corporation duly organized and validly existing under the laws of the State of Texas. Each of the Sellers have the full corporate power and authority to own, lease and operate its property and to carry on the Business as now being conducted and to own or lease the Assets owned or leased by it. Each of the Sellers are duly qualified or licensed to do business in each jurisdiction in which the character or location of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary and the absence of which would have a Material Adverse Effect.

        4.3 AUTHORIZATION AND VALIDITY OF AGREEMENT. Sellers have full corporate power and authority, and the Shareholders have full power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Sellers and the consummation by them of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors and the shareholders of Sellers, and no other action on the part of Sellers or their shareholders is necessary to authorize the execution, delivery and performance of this Agreement by Sellers and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Sellers and the Shareholders and is a valid and binding obligation of Sellers and the Shareholders enforceable against each in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

        4.4 CAPITAL STOCK. The authorized capital stock of each of the Dental Centers (except Austin Periodontist Associates, Inc.) consists solely of 1,000,000 shares of common stock, $.01 par value per share, of which 100,000 shares have been issued, and are outstanding, all of which are owned by Joseph
A. Bonola. The authorized capital stock of Austin Periodontist Associates, Inc. consists solely of 10,000 shares of common stock, $1.50 par value per share, of which 751 shares have been issued, and are outstanding, all of which are owned by Joseph A. Bonola. The authorized capital stock of Consolidated consists solely of 1,000,000 shares of common stock, $.01 par value per share, of which 100,000 shares have been issued, and are outstanding, all of which are owned by the Shareholders. All of the shares of common stock of Sellers have been duly and validly authorized and issued, and are fully paid and nonassessable and free of any liens or encumbrances.

        4.5 CONSENTS AND APPROVALS; NO VIOLATIONS. Except as set forth on
Schedule 4.5, the execution, delivery and performance of this Agreement by Sellers and the Shareholders and the consummation by Sellers and the Shareholders of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both: (a) violate, conflict with, or result in a breach or default under any provision of the organizational documents of Sellers; (b) to the knowledge of Sellers and the Shareholders, violate any statute, ordinance, rule, regulation, order, judgment or decree of any court or of any governmental or regulatory body, agency or authority applicable to Sellers or the Shareholders or by which any of Sellers' properties or assets may be bound; (c) to the knowledge of Sellers and the Shareholders, require any filing by Sellers or the Shareholders with, or require Sellers or the Shareholders to obtain any permit, consent or approval of, or require Sellers or the Shareholders to give any notice to, any governmental or regulatory body, agency or authority other than as set forth in Schedule 4.5 attached hereto; or (d) result in a violation or breach by Sellers or the Shareholders of, conflict with, constitute (with or without due notice or lapse of time or both) a default by Sellers or the Shareholders (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of Sellers or the Shareholders pursuant to, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease franchise agreement or other instrument or obligation to which Sellers or the Shareholders are a party, or by which Sellers or any of their properties or assets may be bound, except in the case of Subsections 4.5(b), (c) and (d), for such violations, consents, breaches, defaults, terminations and accelerations which in the aggregate would not have a Material Adverse Effect.

        4.6 SUBSIDIARIES AND AFFILIATES. Sellers have no subsidiaries. Except as set forth on Schedule 4.6, all of the Assets used in the Business are owned by Sellers, and on consummation of the transactions contemplated hereby Purchaser will have acquired all of the Assets used in the Business.

        4.7 FINANCIAL STATEMENTS; NO MATERIAL ADVERSE CHANGE. Each of the Sellers have heretofore furnished Purchaser with its unaudited balance sheet as of the Balance Sheet Date and the unaudited statements of operations and cash flows for the year then ended (the "Financial Statements"). The Financial Statements fairly present in all material respects the financial position of Sellers at the date thereof and the results of operations of Sellers and their respective cash flows for the period indicated. Except as set forth in Schedule
4.7 attached hereto, since the Balance Sheet Date there has been no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations of Sellers.

        Other than as (a) disclosed on the Financial Statements, (b) incurred since the Balance Sheet Date in the ordinary course of business or (c) disclosed on Schedule 4.7 or another Schedule hereto, Sellers have no direct or indirect indebtedness, liability, claim, deficiency, obligation or responsibility, known or unknown, fixed or contingent, liquidated or unliquidated, accrued, absolute or otherwise.

        4.8 BOOKS AND RECORDS. Sellers have previously made available to Purchaser true, correct and complete copies of their respective articles of incorporation and bylaws, and all amendments to each. The minute books of Sellers, as previously made available to Purchaser and its representatives, contain accurate records in all material respects of the meetings of, the shareholders and Board of Directors of Sellers.

        4.9 TITLE TO PROPERTIES; ENCUMBRANCES; CONDITION. Except as set forth in Schedules 4.9 or 4.10, and except for properties and assets reflected in the Financial Statements or acquired since the Balance Sheet Date which have been sold or otherwise disposed of in the ordinary course of business, Sellers have good and valid title to the Assets, in each case subject to no Encumbrances except for (a) Encumbrances consisting of easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto that do not materially detract from the value of, or materially impair the use of, such property by Sellers in the operation of the Business,
(b) Encumbrances for current taxes, assessments or governmental charges or levies on property not yet due or delinquent, (c) Encumbrances created by Purchaser, and (d) Encumbrances relating to Assumed Obligations (liens of the type described in clauses (a), (b), (c) and (d) above are hereinafter sometimes referred to as "Permitted Encumbrances"). Sellers have heretofore furnished Purchaser with a fixed asset ledger, which sets forth all fixed assets owned by Sellers as of the Balance Sheet Date. Sellers and the Shareholders are not aware of any defects in such assets that would have a Material Adverse Effect on the ability of Purchaser to use such assets in the Business, ordinary wear and tear excepted.

        4.10 REAL PROPERTY. Schedule 4.10 identifies all interests in real property used by Sellers in the Business, including leases, and includes the name of the record title holder thereof. All of the buildings, structures and appurtenances situated on the real property owned or leased by Sellers are in good operating condition, and in a state of good maintenance and repair, subject to ordinary wear and tear. The real property has adequate rights of ingress and egress for operation of the Business in the ordinary course. No condemnation or similar proceeding is pending or, to the best knowledge of Sellers and the Shareholders, threatened, which would preclude or impair the use of any such property, except where such proceeding would not have a Material Adverse Effect.

        4.11 LEASES. Schedule 4.11 contains an accurate and complete list of all personal property leases to which Sellers are a party (as lessee or lessor) and a description of all such leases to which Sellers are a party as lessee. Each lease set forth in Schedule 4.11 is in full force and effect, and no event has occurred that with the giving of notice, the passage of time or both would constitute a default thereunder.

        4.12 MATERIAL CONTRACTS. Except as set forth in Schedule 4.12, the Assigned Contracts do not include (a) any agreement, contract or commitment relating to the employment of any person by

Sellers, (b) any agreement, indenture or other instrument which contains restrictions with respect to payment of profits, dividends or any other distributions, (c) any agreement, contract or commitment relating to capital expenditures in excess of $5,000, (d) any loan or advance to, or investment in, any Person or any agreement, contract or commitment relating to the making of any such loan, advance or investment, (e) any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person, (f) any management service, consulting or any other similar type contract, (g) any agreement, contract or commitment limiting the freedom of Sellers to engage in any line of business or to compete with any Person, (h) any agreement, contract or commitment that involves $5,000 or more and is not cancelable without penalty within 30 days, or (i) any other agreement, contract or commitment which would have a Material Adverse Effect. Also set forth in Schedule 4.12 is a list of all proposals submitted by Sellers to any third party that, if accepted by such third party, would require disclosure on Schedule 4.12. Except where it would not have a Material Adverse Effect, each contract or agreement set forth in
Schedule 4.12 is in full force and effect and there exists no default or event of default or event, occurrence, condition or act (including the purchase of the Assets hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder.

        4.13 PERMITS. Schedule 4.13 attached hereto lists all of the governmental and other third party permits (including occupancy permits), licenses, consents and authorizations ("Permits") required, to the knowledge of Sellers and the Shareholders, in connection with the use, operation or ownership of the Assets and the conduct of the Business as currently conducted. Sellers hold all of the Permits listed on Schedule 4.13, and none is presently subject to revocation or challenge. Except as set forth on Schedule, all such Permits will be assigned to Purchaser, and none of such Permits will be subject to revocation or termination as a result thereof.

        4.14 LITIGATION. Except as set forth in Schedule 4.14, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or any investigation by) any governmental or other instrumentality or agency, pending, or, to the knowledge of Sellers and the Shareholders, threatened, against or affecting the properties, rights or goodwill of Sellers, the Shareholders, or employees of Sellers, and Sellers and the Shareholders do not know of any valid basis for any such action, proceeding or investigation. There are no such suits, actions, claims, proceedings or investigations pending or to the knowledge of Sellers and the Shareholders threatened, seeking to prevent or challenge the transactions contemplated by this Agreement. Purchaser will assume no liability whatsoever with respect to any matter described on Schedule 4.14. Schedule 4.14 also describes any actions, suits, disciplinary proceedings and investigations undertaken by the Dental Board of the State of Texas, or other body regulating the activities of dentists.

        4.15   TAXES.

               (a) All returns and reports for Taxes for all taxable years or periods that end on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date the portion of such taxable year or period ending on and including the Closing Date ("Pre-Closing Periods"), which are required to be filed by or with respect to Sellers (collectively, the "Returns") have been or will be filed when due in a timely fashion and such Returns as filed are or will be accurate in all material respects, and all such Taxes showed to be due and owing have been paid.

               (b) Except as provided in Schedule 4.15 there is no material action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of Sellers or the Shareholders, threatened by any authority regarding any Taxes relating to Sellers for any Pre-Closing Period.

               (c) There are no liens or security interests on any of the assets of Sellers that arose in connection with any failure (or alleged failure) to pay any Taxes.

               (d) Except as provided in Schedule 4.15, there are no agreements for the extension or waiver of the time for assessment of any Taxes relating to Sellers for any Pre-Closing Period and Sellers have not been requested to enter into any such agreement or waiver.

               (e) All Taxes relating to Sellers which Sellers are required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

               (f) Sellers are not now nor have ever been a party to any Tax allocation or sharing agreement that could result in any liability to Purchaser.

        4.16 INSURANCE. Set forth in Schedule 4.16 is a complete list of insurance policies that Sellers maintain with respect to their Business and properties that are included in the Assets or on their employees. Such policies are in full force and effect and are free from any right of termination on the part of the insurance carriers. In the judgment of Sellers, such policies, with respect to their amounts and types of coverage, are adequate to insure against risks to which Sellers and their property and assets are normally exposed in the operation of the Business, subject to customary deductibles and policy limits.

        4.17 INTELLECTUAL PROPERTIES. Schedule 4.17 sets forth all Intellectual Property used in the Business and the owner of such Intellectual Property. The operation of the Business as conducted by Sellers as of the Closing Date requires no rights under Intellectual Property other than rights under Intellectual Property listed on Schedule 4.17 and rights granted to Sellers pursuant to agreements listed on Schedule 4.17. Except as otherwise set forth in
Schedule 4.17, Sellers own all right, title and interest in the Intellectual Property listed in Schedule 4.17. No litigation is pending or, to the knowledge of Sellers or the Shareholders, threatened wherein Sellers are accused of infringing or otherwise violating the Intellectual Property rights of another, or of breaching a contract conveying rights under Intellectual Property.

        4.18 COMPLIANCE WITH LAWS. To the knowledge of Sellers and the Shareholders, Sellers are in compliance with all applicable laws, regulations, orders, judgments and decrees applicable to their respective business, except where any noncompliance would not have a Material Adverse Effect on the assets, liabilities, business, condition (financial or otherwise), results of operation or prospects of Sellers.

        4.19 EMPLOYMENT RELATIONS. Sellers are not and have not engaged in any unfair labor practice; to the knowledge of Sellers and the Shareholders, no representation question exists respecting the employees of Sellers; Sellers have not been notified of any grievance that might have a Material Adverse Effect and no arbitration proceeding arising out of or under any collective bargaining agreement is pending; and (d) no collective bargaining agreement is currently being negotiated by Sellers.

        4.20 EMPLOYEE BENEFIT PLANS. Sellers have delivered to Purchaser true and complete copies of all employee benefit plans, policies, programs and arrangements and all related contracts, agreements and other descriptions thereof with respect to the employee benefits provided to the employees of the Business prior to the Closing Date (the "Plans"). Each of the Plans has, to the knowledge of Sellers and the Shareholders, been maintained in compliance with its terms and the requirements of all applicable laws. None of the Plans are subject to Title IV of ERISA or the minimum funding obligations of Section 412 of the Code, and Sellers and any entity required to be aggregated therewith pursuant to Section 414(b) or (c) of the Code have no liability under Title IV of ERISA or under Section 412(f) or 412(n) of the Code.

        4.21 ENVIRONMENTAL LAWS AND REGULATIONS. Except as set forth in Schedule 4.21, and except where it would not have a Material Adverse Effect Hazardous Materials have not been generated, used, treated or stored on, or transported to or from, any Sellers Property by Sellers, its authorized agents or its independent contractors (including suppliers) or any property adjoining any Sellers Property, Hazardous Materials have not been Released or disposed of by Sellers, its authorized agents or its independent contractors (including suppliers) on any Sellers Property or any property adjoining any Sellers Property except such Releases which do not violate any Environmental Laws, Sellers are, to its and the Shareholders's knowledge, in compliance with all applicable Environmental Laws and the requirements of any Permits issued under such Environmental Laws with respect to any Sellers Property, there are no pending or, to the knowledge of Sellers and the Shareholders, threatened Environmental Claims against Sellers or any Sellers Property, (e) there are no facts or circumstances, conditions, pre-existing conditions or occurrences on any Sellers Property known to Sellers or the Shareholders that could reasonably be anticipated (A) to form the basis of an Environmental Claim against Sellers or any Sellers Property, or (B) to cause such Sellers Property to be subject to any restrictions on the ownership, occupancy use or transferability of such Sellers Property under any Environmental Law, (f) there are not now and there never have been any underground storage tanks located on any Sellers Property, and (g) Sellers have not in the ordinary course of business transported or stored Hazardous Materials.

        4.22 INTERESTS IN CUSTOMERS, SUPPLIERS, ETC. Except for relationships with Affiliates, Sellers do not possess, directly or indirectly, any financial interest in, and no Shareholder serves as a director, officer or employee of, any corporation, firm, association or business organization which is a supplier, customer, lessor, lessee, or competitor of Sellers.

        4.23 COMPENSATION OF EMPLOYEES. Set forth in Schedule 4.23 is an accurate and complete list showing the names of all persons whose compensation from Sellers collectively for the fiscal year ended on the Balance Sheet Date exceeded an annualized rate of $20,000, together with a statement of the full amount paid or payable to each such person for services rendered during the current fiscal year to date.

        4.24 PAYORS. No significant payor has canceled or otherwise terminated or, to the knowledge of Sellers or the Shareholders threatened to cancel or otherwise terminate its relationship with Sellers within the last three years.

        4.25 ACCOUNTS RECEIVABLE; ACCOUNTS PAYABLE. Except as set forth on
Schedule 4.25, the Accounts Receivable on the Closing Date Balance Sheet are collectible in the ordinary course of business, net of the reserves established with respect thereto. Except as set forth on Schedule 4.25, there has been no change since the Balance Sheet Date (other than in the ordinary course of business) in the amount of the Accounts Receivable or other fees or debts due to Sellers or the allowances with respect thereto, or Accounts Payable by Sellers, from that reflected in the Base Date Balance Sheet.

        4.26 SOLVENCY. Sellers are not entering into this Agreement with actual intent to hinder, delay or defraud creditors. Immediately prior to and immediately subsequent to the Closing Date:

               (a) the present fair salable value of the Assets of Sellers (on a going concern basis) will exceed the liability of Sellers on its debts (including its contingent obligations);

               (b) Sellers have not incurred, nor does it intend to or believe that it will incur, debts (including contingent obligations) beyond its ability to pay such debts as such debts mature (taking into account the timing and amounts of cash to be received from any source, and of amounts to be payable on or in respect of debts); and the amount of cash available to Sellers after taking into account all other anticipated uses of funds is anticipated to be sufficient to pay all such amounts on or in respect of debts, when such amounts are required to be paid; and

               (c) Sellers will have sufficient capital with which to conduct its business, and the property of Sellers do not constitute unreasonably small capital with which to conduct its business.

        For purposes of this Section 4.26 "debt" means any liability or a (i) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable secured, or unsecured; or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such a right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

        4.27 DISCLOSURE. None of this Agreement, the Financial Statements, any Schedule, Exhibit or certificate attached hereto or delivered in accordance with the terms hereof contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

        4.28 INVESTMENTS. The Assets do not include any capital stock or other equity ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture or other entity.

        4.29 BROKER'S OR FINDER'S FEES. No agent, broker, Person or firm acting on behalf of Sellers is, or will be, entitled to any fee, commission or broker's or finder's fees in connection with this Agreement or any of the transactions contemplated hereby.

        4.30 COPIES OF DOCUMENTS. Sellers have caused to be made available for inspection and copying by Purchaser and its advisers, true, complete and correct copies of all documents referred to in this Article IV or in any Schedule attached hereto.

                                   ARTICLE V.

                         REPRESENTATIONS AND WARRANTIES
                         OF PURCHASER AND CASTLE DENTAL

        Purchaser represents and warrants to Sellers and the Shareholders as follows:

        5.1 EXISTENCE AND GOOD STANDING OF PURCHASER; POWER AND AUTHORITY. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Purchaser has full corporate power and authority to make, execute, deliver and perform this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized and approved by all required corporate action of Purchaser. This Agreement has been duly executed and delivered by Purchaser and is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

        5.2 NO VIOLATIONS. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both; (a) violate, conflict with, or result in a breach or default under any provision of the certificate of incorporation or by-laws of Purchaser; (b) to the knowledge of Purchaser, violate any statute, ordinance, rule, regulation, order, judgment or decree of any court or of any governmental or regulatory body, agency or authority applicable to Purchaser or by which any of its properties or assets may be bound; (c) to the knowledge of Purchaser, require any filing by Purchaser with, or require Purchaser to obtain any permit, consent or approval of, or require Purchaser to give any notice to, any governmental or regulatory body, agency or authority or any third party; or
(d) result in a violation or breach by Purchaser of, conflict with, constitute (with or without due notice or lapse of time or both) a default by Purchaser (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of Purchaser pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which Purchaser is a party, or by which it or any of its properties or assets may be bound, except in the case of Subsections 5.2(b), (c) and (d), for such violations, consents, breaches, defaults, terminations and accelerations which in the aggregate would not have a Material Adverse Effect.

        5.3 LITIGATION. There is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or any investigation by) any governmental or other instrumentality or agency, pending, or, to the knowledge of Purchaser, threatened, against or affecting the properties, rights or goodwill of Castle Dental, Purchaser or their employees, except where such Proceeding would not have a material adverse effect on the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of Castle Dental or Purchaser, and Purchaser does not know of any valid basis for any such action, proceeding or investigation. There are no such Proceedings pending or, to the knowledge of Purchaser, threatened, seeking to prevent or challenge the transactions contemplated by this Agreement.

        5.4 COMPLIANCE WITH LAWS. To the knowledge of Purchaser, Purchaser are in compliance with all applicable laws, regulations, orders, judgments and decrees applicable to their respective business, except where any noncompliance would not have a Material Adverse Effect on the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of Purchaser.

        5.5 BROKER'S OR FINDER'S FEES. Except for a fee payable by or on behalf of Purchaser to The GulfStar Group, no agent, broker, Person or firm acting on behalf of Purchaser is, or will be, entitled to any fee, commission or broker's or finder's fee in connection with this Agreement or any of the transactions contemplated hereby.

        Castle Dental represents and warrants to Sellers and Shareholders as follows:

        5.6 EXISTENCE AND GOOD STANDING OF CASTLE DENTAL; POWER AND AUTHORITY. Castle Dental is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Castle Dental has full corporate power and authority to make, execute, deliver and perform this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized and approved by all required corporate action of Castle Dental. This Agreement has been duly executed and delivered by Castle Dental and is a valid and binding obligation of Castle Dental enforceable against Castle Dental in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

        5.7 FINANCIAL STATEMENTS. The audited financial statements of Castle Dental as of December 31, 1995, attached hereto as Schedule 5.7, are complete and correct in all material respects and present fairly in accordance with generally accepted accounting principles consistently applied, the financial condition of Castle Dental and the results of operations of Castle Dental as of the dates thereof and for the periods indicated. Since December 31, 1995, there has been no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations of Castle Dental.

        5.8 LITIGATION. There is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or any investigation by) any governmental or other instrumentality or agency, pending, or, to the knowledge of Castle Dental, threatened, against or affecting the properties, rights or goodwill of Castle Dental, Castle Dental or their employees, except where such Proceeding would not have a material adverse effect on the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of Castle Dental, and Castle Dental does not know of any valid basis for any such action, proceeding or investigation. There are no such Proceedings pending or, to the knowledge of Castle Dental, threatened, seeking to prevent or challenge the transactions contemplated by this Agreement.

                                   ARTICLE VI.

            CONDITIONS TO SELLERS' AND THE SHAREHOLDERS' OBLIGATIONS

        The obligations of Sellers and the Shareholders under this Agreement to sell, or cause to be sold, the Assets and to consummate the other transactions contemplated hereby shall be subject to the satisfaction (or waiver by the party entitled to performance) on or prior to the Closing Date of all of the following conditions:

        6.1 TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, and Purchaser shall have delivered to Sellers on the Closing Date a certificate of an authorized officer of Purchaser, dated the Closing Date, to such effect.

        6.2 PERFORMANCE OF AGREEMENTS. Each and all of the agreements and covenants of Purchaser to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and Purchaser shall have delivered to Sellers a certificate of an authorized officer of Purchaser, dated the Closing Date, to such effect.

        6.3 NO LITIGATION THREATENED. No action or proceedings shall have been instituted before a court or other governmental body or by any public authority to restrain or prohibit any of the transactions contemplated hereby, and Purchaser shall have delivered to Sellers a certificate of an authorized officer of Purchaser, dated the Closing Date, to such effect to the best knowledge of such officer.

        6.4 CONSIDERATION. Joseph A. Bonola, on behalf of Sellers, shall have received the consideration described in Section 3.1.

        6.5 GOVERNMENTAL APPROVALS. All governmental consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

        6.6 PROCEEDINGS. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Sellers and the Shareholders and their counsel, and Sellers and the Shareholders shall have received copies of all such documents and other evidence as its or their counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

        6.7 GOOD STANDING CERTIFICATES. Sellers shall have received good standing and corporate existence certificates respecting Purchaser and Castle Dental.

        6.8 DUE DILIGENCE. Joseph A. Bonola shall have satisfactorily completed his due diligence review of Castle Dental and Purchaser and shall not have determined, in the exercise of his reasonable discretion, that the information obtained from such review materially and adversely affects his appraisal of the business, prospects and financial condition of Castle Dental.

                                  ARTICLE VII.

                      CONDITIONS TO PURCHASER'S OBLIGATIONS

        The obligations of Purchaser under this Agreement to purchase the Assets and to consummate the other transactions contemplated hereby shall be subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of all of the following conditions:

        7.1 TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Sellers and the Shareholders contained herein shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date; and Sellers and the Shareholders shall have delivered to Purchaser on the Closing Date a certificate of an authorized representative of Sellers and the Shareholders, dated the Closing Date, to such effect.

        7.2 PERFORMANCE OF AGREEMENTS. Each and all of the agreements and covenants of Sellers to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and Sellers shall have delivered to Purchaser a certificate of an authorized representative of Sellers, dated the Closing Date, to such effect.

        7.3 DOCUMENTS OF CONVEYANCE. Purchaser shall have received from Sellers fully executed documents of conveyance, in form and substance satisfactory to Purchaser and its counsel, vesting in Purchaser good and valid title to the Assets, free and clear of any Encumbrances except Permitted Encumbrances.

        7.4 NO LITIGATION THREATENED. No action or proceedings shall have been instituted before a court or other governmental body or by any public authority to restrain or prohibit any of the transactions contemplated hereby, and Sellers shall have delivered to Purchaser a certificate of an authorized representative of Sellers, dated the Closing Date, to such effect to the best knowledge of such officer.

        7.5 GOVERNMENTAL APPROVALS. All governmental consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

        7.6 CONSENTS. Each of the consents referred to in Schedule 4.5 attached hereto shall have been obtained, and Purchaser shall have also received the consent of all other parties, including its senior lender, whose consent is required to permit Purchaser to perform its obligations hereunder.

        7.7 LEGAL OPINION. Sellers shall have delivered to Purchaser the opinion of their counsel, substantially in the form of Exhibit B attached hereto.

        7.8 PROCEEDINGS. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser and its counsel, and Purchaser shall have received copies of all such documents and other evidence as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

        7.9 JHC. Contemporaneous with the Closing, (a) JHC shall have entered into employment agreements with Drs. Kuhlman, Kubo and Jones, (b) the employment agreements between the other dentists presently employed by the Dental Centers shall have been duly and validly assigned to JHC, (c) all reimbursement contracts with third-party insurance companies, managed care companies and other reimbursement sources shall have been duly and validly assigned to JHC, (d) all patient records shall have been delivered to JHC and (e) all permits and other Assets as are required for JHC to perform its obligations under the Management Services Agreement by and between Purchaser and JHC shall have been duly and validly assigned to JHC.

        7.10 SUBORDINATION AGREEMENTS. Joseph A. Bonola shall have executed and delivered Subordination Agreements with respect to the promissory note described in Section 3.1(b), substantially in the forms of Exhibits C-1 and C-2 attached hereto, which shall also be in form and substance satisfactory to the senior and senior subordinated lenders of Castle Dental.

        7.11 DUE DILIGENCE. Purchaser shall have satisfactorily completed a due diligence review of Sellers and the Business and shall not have determined, in the exercise of its reasonable discretion, that the information obtained from such review materially and adversely affects their appraisal of the business, prospects and financial condition of Sellers or the Business.

        7.12 SELLERS NAME CHANGE. Sellers shall have changed their corporate name and/or any assumed names currently being used by them in connection with the Business to a name not including the words "Horizon Dental Center."

        7.13 TERMINATION OF AGREEMENTS. All agreements, contracts, commitments and understandings between (a) the Dental Centers and the entities and persons listed on Schedule 7.13 and (b) the Dental Centers and Consolidated shall be terminated on or before the Closing Date.

        7.14 GOOD STANDING CERTIFICATES. Purchaser shall have received good standing and corporate existence certificates respecting Sellers.

        7.15 RELEASES OF LIENS. Purchaser shall have received evidence satisfactory to Purchaser and its counsel to the effect that all liens and other encumbrances on the Assets being transferred to Purchaser (other than Permitted Encumbrances) have been released.

        7.16 NONCOMPETITION AGREEMENT. Joseph A. Bonola shall have entered into a Noncompetition Agreement with Castle Dental, substantially in the form of Exhibit D attached hereto.

        7.17 LICENSE AGREEMENT. Joseph A. Bonola and Purchaser shall have entered into a License Agreement, whereby Mr. Bonola grants the Purchaser the right to use the name "Horizon Dental Center" substantially in the form of Exhibit E attached hereto.

                                  ARTICLE VIII.

                    COVENANTS OF SELLERS AND THE SHAREHOLDERS

        Sellers and the Shareholders hereby covenant and agree with Purchaser as follows:

        8.1 COOPERATION BY SELLERS. Sellers and the Shareholders shall use their reasonable best efforts to cooperate with Purchaser to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable Sellers and the Shareholders to effect the transactions contemplated on its or his part hereby, and Sellers and the Shareholders shall otherwise use their reasonable best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof and to cause all conditions contained in this Agreement over which it has control to be satisfied. Sellers and the Shareholders further agree to deliver to Purchaser prompt written notice of any event or condition which if it existed on the date of this Agreement, would result in any of the representations and warranties of Sellers or the Shareholders contained herein being untrue in any material respect.

        8.2 CONDUCT OF BUSINESS. Except as Purchaser may otherwise consent to in writing, between the date hereof and the Closing Date, Sellers shall, (a) conduct the Business only in the ordinary course, (b) use its reasonable efforts to keep available the services of its employees and maintain satisfactory relationships with licensors, suppliers, lessors, distributors, customers, clients and others, (c) maintain, consistent with past practice and good business judgment, all the Assets in customary repair, order and condition, ordinary wear and tear excepted, and insurance upon all the Assets used in the conduct of the Business in such amounts and of such kinds comparable to that in effect on the date hereof, to the extent available at current premiums, and (d) maintain the Books and Records in the usual, regular and ordinary manner, on a basis consistent with past practice.

        8.3 EXCLUSIVE DEALING. During the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement, neither Sellers nor the Shareholders shall take any action to, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person other than Purchaser, concerning any sale of the Assets or any material part thereof or a similar transaction involving Sellers or the Shareholders.

        8.4 REVIEW OF THE ASSETS. Purchaser may, prior to the Closing Date, through its representatives, review (a) the Assets, (b) the complete working papers of Sellers' certified public accountants used in their preparation of financial statements for Seller and (c) the Books and Records of Sellers and to otherwise review the financial and legal condition of Sellers as Purchaser deems necessary or advisable to familiarize itself with the Business and related matters; such review shall not, however, affect the representations and warranties made by Sellers and the Shareholders hereunder or the remedies of Purchaser for breaches of those representations and warranties. Such review shall occur only during normal business hours upon reasonable notice by Purchaser. Sellers and the Shareholders shall permit Purchaser and its representatives to have, after the execution of this Agreement, full access to employees of any Sellers who can furnish Purchaser with financial and operating data and other information with respect to the Business as Purchaser shall from time to time reasonably request.

        8.5 FURTHER ASSURANCES. At any time or from time to time after the Closing Date, Sellers and the Shareholders shall, at the reasonable request of Purchaser and at Purchaser's expense, execute and deliver any further instruments or documents and take all such further action as Purchaser may reasonably request in order to consummate and make effective the sale of the Assets and the assumption of the Assumed Obligations pursuant to this Agreement.

        8.6 ACCOUNTS PAYABLE; ACCOUNTS RECEIVABLE; MANAGEMENT. The parties agree as follows:

               (a) From and after the Closing until July 31, 1996, the Dental Centers shall continue to collect for their account any amounts received by them in payment of accounts receivable of the Business. Following July 31, 1996, the Dental Centers shall remit to Purchaser any amounts received by them in payment of any accounts receivable of the Business.

               (b) Purchaser shall assume all Accounts Payable as of August 1, 1996. From and after the Closing until July 31, 1996, Sellers agree to pay all bills in the normal course of business. In addition, Sellers agree that payroll respecting any periods in July will be paid by Sellers. With respect to payroll for the dentists, the Dental Centers agree to pay the dentists' payroll due on August 5, 1996, and Purchaser agrees to pay the dentists' payroll due on August 20, 1996.

                                   ARTICLE IX.

                             COVENANTS OF PURCHASER

        Purchaser hereby covenants and agrees with Sellers and the Shareholders as follows:

        9.1 COOPERATION BY PURCHASER. Purchaser will use its reasonable best efforts, and will cooperate with Sellers and the Shareholders, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable Purchaser to effect the transactions contemplated on its part hereby, and Purchaser will otherwise use its reasonable best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof and to cause all conditions contained in this Agreement over which it has control to be satisfied. Purchaser further agrees to deliver to Sellers and the Shareholders prompt written notice of any event or condition, which if it existed on the date of this Agreement, would result in any of the representations and warranties of Purchaser contained herein being untrue in any material respect.

        9.2 BOOKS AND RECORDS; PERSONNEL. At all times after the Closing Date, Purchaser shall allow Sellers and any agents of any Sellers, upon reasonable advance notice to Purchaser, access to all Books and Records of Sellers which are transferred to Purchaser in connection herewith, to the extent necessary or desirable in anticipation of, or preparation for, existing or future litigation, employment matters, tax returns or audits, or reports to or filings with governmental agencies, during normal working hours at Purchaser's principal places of business or at any location where such Books and Records are stored, and Sellers shall have the right, at Sellers' sole cost, to make copies of any such Books and Records.

        9.3 FURTHER ASSURANCES. At any time or from time to time after the Closing Date, Purchaser shall, at the request of Sellers or the Shareholders and at such Sellers' expense, execute and deliver any further instruments or documents and take all such further action as Sellers may reasonably request in order to consummate and make effective the sale of the Assets and the assumption of the Assumed Obligations pursuant to this Agreement.

        9.4 DUE DILIGENCE INVESTIGATION. Prior to the Closing Date, Purchaser and Castle Dental will make available to Sellers and the Shareholders and their respective attorneys, accountants, consultants and agents, any and all information regarding Purchaser and Castle Dental and their respective businesses, operations, financial affairs and management, to the extent such information is in the possession of Purchaser or Castle Dental or can be obtained without unreasonable burden or expense, to permit Sellers and the Shareholders to familiarize themselves with the business of the Purchaser and Castle Dental and to make an informed investment judgment with respect to the Common Stock of Castle Dental referred to in Section 3.1(c). The Purchaser and Castle Dental agree to make available to Sellers and the Shareholders and their respective attorneys, accountants, consultants and agents management members and representatives of Purchaser and Castle Dental to respond to any questions or inquiries from such parties regarding the Purchaser, Castle Dental and their respective businesses, operations, financial affairs and management.

        The due diligence investigation shall be conducted at the principal offices of Castle Dental in Houston, Texas, at such time or times during normal business hours as are reasonably requested by Sellers and the Shareholders. Sellers and the Shareholders agree to complete such investigation on or before July __, 1996.

        All parties participating in the due diligence review shall be bound by confidentiality agreements in form and substance satisfactory to the Purchaser and Castle Dental.

                                   ARTICLE X.

                                   TERMINATION

        10.1 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

               (a) by the mutual written consent of Purchaser, the Shareholders and Sellers; or

               (b) by Purchaser, the Shareholders, or Sellers in writing without liability on the part of the terminating party on account of such termination (provided the terminating party is not otherwise in default or in breach of this Agreement), if the Closing Date shall not have occurred on or before July 31, 1996; or

               (c) by either Purchaser, on the one hand, or the Shareholders and Sellers, on the other hand, in writing, without liability on the part of the terminating party on account of such termination (provided the terminating party is not otherwise in default or breach of this Agreement), if the other party shall (i) fail to perform its or their covenants or agreements contained herein required to be performed prior to the Closing Date, or (ii) breach or have breached any of its representations or warranties contained herein.

        10.2 EFFECT ON OBLIGATIONS. Termination of this Agreement pursuant to this Article shall terminate all obligations of the parties hereunder, except for the obligations under Sections 12.8 and 12.11 hereof and the obligations set forth in the next succeeding sentence of this Section 10.2. Upon any termination of this Agreement each party hereto will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, and all copies of such materials, whether so obtained before or after the execution hereof, to the party furnishing the same.

                                   ARTICLE XI.

                          SURVIVAL AND INDEMNIFICATION

        11.1 INDEMNIFICATION OF SELLERS. The Purchaser, from and after the Closing Date, shall indemnify and hold Sellers and the Shareholders and their respective Affiliates (the "Sellers Indemnitees") harmless from and against any and all damages, including exemplary damages and penalties, losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including reasonable counsel fees and reasonable expenses of investigation, defending and prosecuting litigation (collectively, the "Damages"), suffered by any Sellers Indemnitee as a result of, caused by, arising out of, or in any way relating to (a) any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of the Purchaser under this Agreement or any misrepresentation in or omission from any list, schedule, certificate, or other instrument furnished or to be furnished to Sellers by the Purchaser pursuant to the terms of this Agreement or (b) any liability or obligation (other than those for which Purchaser are being indemnified by Sellers and the Shareholders hereunder) which pertains to the ownership, operation or conduct of the Business or Assets arising from any acts, omissions, events, conditions or circumstances occurring on or after the Closing Date. Castle Dental, from and after the Closing Date, shall indemnify and hold the Sellers Indemnitees harmless from and against any and all Damages suffered by any Sellers Indemnitee as a result of, caused by, arising out of, or in any way relating to any breach of warranty of Sections 5.6, 5.7 or 5.8 of this Agreement.

        11.2 INDEMNIFICATION OF THE PURCHASER. Sellers and the Shareholders, jointly and severally, shall indemnify and hold Purchaser and its Affiliates (the "Purchaser Indemnitees") harmless from and against any and all Damages suffered by any Purchaser Indemnitee as a result of, caused by, arising out of, or in any way relating to (a) any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of Sellers or the Shareholders under this Agreement or any misrepresentation in or omission from any list, schedule, certificate, or other instrument furnished or to be furnished to the Purchaser by Sellers pursuant to the terms of this Agreement,
(b) any liability or obligation (other than those for which Sellers and the Shareholders are being indemnified by Purchaser hereunder and other than those relating to or arising from the Assumed Obligations) which pertains to the ownership, operation or conduct of the Business or Assets arising from any acts, omissions, events, conditions or circumstances occurring before the Closing Date, or (c) the uncollectibility of any Account Receivable (net of applicable reserve), after six months.

        11.3 DEMANDS. Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as the "Claim"), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. The indemnifying party shall not be obligated to indemnify the indemnified party with respect to any Claim if the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against such matter and to make a timely response thereto including, without limitation, any responsive motion or answer to a complaint, petition, notice or other legal, equitable or administrative process relating to the Claim, only insofar as such knowing failure to notify the indemnifying party has actually resulted in prejudice or damage to the indemnifying party.

        11.4 RIGHT TO CONTEST AND DEFEND. The indemnifying party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention so to contest shall be delivered by the indemnifying party to the indemnified party within 20 days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the indemnifying party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the indemnifying party does not elect to contest any such Claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. At any time after the commencement of the defense of any Claim, the indemnifying party may request the indemnified party to agree in writing to the abandonment of such contest or to the payment or compromise by the indemnified party of the asserted Claim, whereupon such action shall be taken unless the indemnified party determines that the contest should be continued, and so notifies the indemnifying party in writing within 15 days of such request from the indemnifying party. If the indemnified party determines that the contest should be continued, the indemnifying party shall be liable hereunder only to the extent of the amount that the other party to the contested Claim had agreed unconditionally to accept in payment or compromise as of the time the indemnifying party made its request therefor to the indemnified party.

        11.5 COOPERATION. If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Claim.

        11.6 RIGHT TO PARTICIPATE. The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including governmental authorities, asserting any Claim against the indemnified party or conferences with representatives of or counsel for such persons.

        11.7 PAYMENT OF DAMAGES. The indemnifying party shall pay to the indemnified party in immediately available funds any amounts to which the indemnified party may become entitled by reason of the provisions of this Agreement, such payment to be made within five days after any such amounts are finally determined either by mutual agreement of the parties hereto or pursuant to the final unappealable judgment of a court of competent jurisdiction.

                                  ARTICLE XII.

                                  MISCELLANEOUS

        12.1 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules) set forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreements or understandings (whether oral or written) between the parties regarding the subject matter hereof are merged into and superseded by this Agreement.

        12.2 SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors of the parties hereto; provided that this Agreement, including the representations and warranties herein, may not be assigned by Sellers or the Shareholders without the prior written consent of Purchaser or by Purchaser to any Person without the prior written consent of Sellers.

        12.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

        12.4 HEADINGS. The headings of the Articles, Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

        12.5 MODIFICATION AND WAIVER. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

        12.6 NO THIRD-PARTY BENEFICIARY RIGHTS. This Agreement is not intended to and shall not be construed to give any Person (other than the parties signatory hereto any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

        12.7 SALES AND TRANSFER TAXES. Purchaser shall be responsible for and pay all applicable sales, stamp, transfer, documentary, use, registration, filing and other taxes and fees (including any penalties and interest) that may become due or payable in connection with this Agreement and the transactions contemplated hereby.

        12.8 EXPENSES. Except as otherwise provided in this Agreement, Sellers, the Shareholders and Purchaser shall each pay all costs and expenses incurred by them or on their behalf in connection with this Agreement and the transactions contemplated hereby.

        12.9 NOTICE. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be sufficiently given if delivered in person or sent by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

               if to Purchaser, to:

               Castle Dental Centers of Texas, Inc.
               1360 Post Oak Boulevard
               Suite 1300
               Houston, Texas   77056-3021

               with a copy to:

               Mr. William D. Gutermuth
               Bracewell & Patterson, L.L.P.
               South Tower Pennzoil Place
               711 Louisiana, Suite 2900
               Houston, Texas   77002-2856

               if to Sellers or the Shareholders to:

               Dr. Joseph A. Bonola
               1109 Smethwick Cove
               Keller, Texas  76248

               with a copy to:

               Mr. David Wright
               Heard & Wright
               201 Main Street, Suite 1820
               Ft. Worth, Texas  76102

or at such other address for a party as shall be specified by like notice, and such notice or communication shall be deemed to have been duly given as of the date so delivered, mailed or sent by telecopier.

        12.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regards to conflict of law rules thereof.

        12.11 CONFIDENTIALITY; PUBLICITY. The terms and conditions of this Agreement shall not be disclosed by any party hereto without the prior written consent of the other parties; provided, however, that Purchaser may disclose such information as is required to comply with the requirements of its lenders and investors and to comply with applicable securities laws. No party hereto shall issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the other party hereto to the contents and the manner of presentation and publication thereof.

        12.12 CONSENT TO JURISDICTION. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto shall be brought in any federal or state court located in Houston, Texas, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts for itself the exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

        12.13 SEVERABILITY. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled.

        12.14 ENFORCEMENT. The parties hereto agree that the remedy at law for any breach of this Agreement is inadequate and that should any dispute arise concerning the sale of the Assets or any other matter hereunder, this Agreement shall be enforceable in a court of equity by an injunction or a decree of specific performance. Such remedies shall, however, be cumulative and nonexclusive, and shall be in addition to any other remedies which the parties hereto may have.

         [The remainder of this page has been intentionally left blank.]

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

                                            CASTLE DENTAL CENTERS, INC.



                                            By:
                                            Name:
                                            Title:


                                            CASTLE DENTAL CENTERS OF TEXAS, INC.



                                            By:
                                            Name:
                                            Title:


                                            CONSOLIDATED INDUSTRIES, INC.



                                            By:
                                            Name:
                                            Title:


                                            S.A. DENTAL SERVICES, P.C.



                                            By:
                                            Name:
                                            Title:

                                            S.C.A. DENTAL SERVICES, P.C.


                                            By:
                                            Name:
                                            Title:



                                            C.A. DENTAL SERVICES, P.C.


                                            By:
                                            Name:
                                            Title:


                                            AUSTIN PERIODONTIST ASSOCIATES, INC.


                                            By:
                                            Name:
                                            Title:



                                            Joseph A. Bonola, D.D.S.



                                            Kristen Bonola